Exhibit 99.1

For Release: March 8, 2006

Media Contacts: Wayne Lee

(301) 978-4875

Silvia Davi

(212) 646-5014

NASDAQ BEGINS DISTRIBUTING NEW MONTHLY MARKET

STATISTICS REFLECTING CONSOLIDATED PERFORMANCE FOR ITS

TRADING PLATFORMS

NYSE-Listed Market Share Increased

from 15.9% to 21.4% in One-Year Period

New York, N.Y. — The Nasdaq Stock Market, Inc. (NASDAQ®: NDAQ) today announced its consolidated market performance statistics for the NASDAQ Market Center, INET and Brut trading platforms. NASDAQ expects to make these monthly performance statistics public on the second Monday of each month, and will disclose market statistics available for the first time, including matched and touched market share in NASDAQ and NYSE-listed securities.

During February 2006, NASDAQ continued to maintain strong market share in NASDAQ-listed securities, with total market share of 80.0%, in line with January’s market share of 80.9%. NASDAQ’s total market share in NYSE-listed securities was 21.4% last month, an increase from 15.9% in February 2005.* NASDAQ’s average daily share volume in NYSE-listed securities in February 2006 was 497.4 million, compared to 311.0 million February 2005 and 551.8 million in the previous month. Included in the total market share figure for February is 25.3% in NASDAQ securities and 14.4% in NYSE securities executed by broker dealers and reported to NASDAQ.

“NASDAQ continues to see stable market share in NASDAQ-listed securities. Over the course of 2005 and with the acquisition of INET, we have seen a dramatic increase in our NYSE-listed market share,” commented Chris Concannon, executive vice president of NASDAQ Transaction Services. “The increase in our market share of NYSE-listed securities is being driven by a strong demand for automated executions in NYSE-listed stocks. As a result we have seen our liquidity pool of matched market share in NYSE-listed securities increase to an average of 7% in February and our touched market share in these securities rise from a 3% average in January 2005 to an average of 17.7% in February 2006.”

Our total market share in NASDAQ-listed securities is total share volume of NASDAQ-listed securities that are executed on the NASDAQ Market Center, INET and/or Brut books plus internalized volume, as a percentage of total consolidated NASDAQ market volume. Shares routed to other market centers for execution are not included.

Our total market share in NYSE-listed securities is total share volume of NYSE-listed securities that are executed on the NASDAQ Market Center, INET and/or Brut books plus internalized volume, as a percentage of total consolidated NYSE market volume.

Matched market share represents total share volume of NASDAQ or NYSE-listed securities that are executed on the NASDAQ Market Center, INET or Brut books as a percentage of total consolidated NASDAQ or NYSE market volume.

Touched market share represents total share volume of NASDAQ or NYSE-listed securities that are executed on the NASDAQ Market Center, INET or Brut books plus volume of shares routed to other market centers for execution, as a percentage of consolidated NASDAQ or NYSE market volume.

As NASDAQ has previously disclosed, it expects to complete the integration of its INET acquisition during the fourth quarter of 2006. NASDAQ’s integration of the technology platforms is expected to begin during the third quarter of 2006 and continue into the fourth quarter of 2006. These time frames assume NASDAQ will receive prompt SEC approval of its “single book” and other integration-related rule proposals.

For more information about these and other NASDAQ market performance statistics, visit www.nasdaqtrader.com/marketshare.

NASDAQ is the largest U.S. electronic stock market. With more than 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit the NASDAQ Web site at http://www.nasdaq.com or the NASDAQ Newsroom at http://www.nasdaq.com/newsroom/.

*Note: Reflects activity in the NASDAQ Market Center, INET and Brut trading platforms

[Table depicting Touched Market Share NYSE Securities Jun-04 through Feb-06]

Data for touched market share represents total share volume of NYSE-listed securities that are executed on the NASDAQ Market Center, INET or Brut books plus volume of shares routed to other market centers for execution (this includes orders routed via DOT), as a percentage of total consolidated NYSE market volume. (Data includes NYSE-listed ETFs, excludes NASDAQ-listed ETFs and is single counted.)

Cautionary Note Regarding Forward-Looking Statements

The matters described in this press release contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include disclosures related our market share of trading volume and related market statistics, and the integration of INET. The NASDAQ Stock market, Inc. cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ’s control. These factors include, but are not limited to, NASDAQ’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in NASDAQ’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected.